Exhibit 10.2

WATERS CORPORATION

2012 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT FOR BOARD OF DIRECTORS

THIS AGREEMENT dated as of [date] between Waters Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and [name] (the “Optionee”), a director of Waters Corporation.

1. Grant of Option. Pursuant and subject to the Company’s 2012 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Optionee, an option (the “Option”) to purchase from the Company all or any part of a total of [number (##)] shares (the “Optioned Shares”) of the common stock, par value $.01 per share, in the Company (the “Stock”), at a price of $[exercise price] per share. The Grant Date of this Option is as of [date].

2. Character of Option. This Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3. Duration of Option. Subject to the following sentence, this Option shall expire at 5:00 p.m. ET on [generally, the day immediately preceding the 10th anniversary of the Grant Date]. However, if your employment or other association with the Company and its Affiliates ends before that date, this Option shall expire at 5:00 p.m. ET on the date specified in the preceding sentence or, if earlier, the date specified in whichever of the following applies:

(a) If the termination of your employment or other association is on account of your retirement, death or disability, the day immediately preceding the first anniversary of the date your employment ends.

(b) If the termination of your employment or other association is due to any other reason, thirty days after your employment or other association ends.

4. Exercise of Option.

No portion of the Option is vested as of the date hereof. On the anniversary of the date hereof, 100% of the Option granted hereunder will vest and be exercisable. However, during any period that this Option remains outstanding after your employment or other association with the Company and its Affiliates ends, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment or other association. Notwithstanding the foregoing, in the event of your death any then-unvested portion of the Option shall accelerate in full and become 100% vested.

The procedure for exercising this Option is described in Section 7.1(e) of the Plan. You may pay the exercise price due on exercise by (i) cash or check payable to the order of the Company in an amount equal to the exercise price of the shares to be purchased or, (ii) to the extent permitted by applicable law, through and under the terms and conditions of any formal cashless exercise program authorized by the Company.

5. Transfer of Option. The Option granted hereunder may be transferred or assigned by the Optionee to such Optionee’s family member in accordance with the provisions of Section 6.4 of the Plan.

6. Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the provision for acceleration of vesting of this Option set forth in Section 8 (Adjustment Provisions) and Section 9 (Change of Control) and the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 (Settlement of Awards).

7. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

8. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

WATERS CORPORATION

By:	Douglas A. Berthiaume
Title:	Chairman, President and Chief Executive Officer

Signature of Optionee:

[Name of Optionee/Director]